Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American National Insurance Company:
We consent to the incorporation by reference in the registration statements (No. 001-34280) on Form 10-12B and (No. 333-160698) on Form S-8 of American National Insurance Company of our reports dated February 28, 2019, with respect to the consolidated statements of financial position of American National Insurance Company as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedules I to V (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of American National Insurance Company. Our report on the consolidated financial statements refers to a change in accounting for equity investments.

/s/ KPMG LLP
Houston, Texas
February 28, 2019